Exhibit 99

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP ANNOUNCES SECOND QUARTER RESULTS

Cranbury, New Jersey – July 24, 2014 – 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank, today reported a net loss of $440,000 or $0.06 per diluted share and net income of $202,000 or $0.03 per diluted share for the three and six month periods ended June 30, 2014, respectively.

The results of operations were impacted by two previously reported events during the first and second quarters of 2014. In the first quarter, the Company completed the acquisition of Rumson Fair Haven Bank and Trust Company (“Rumson”) and incurred $1.4 million of merger-related expenses that reduced earnings by $897,000, or $0.13 per diluted share. In the second quarter, a loan for approximately $3.7 million was fully charged–off and the provision for loan losses was increased by a similar amount due to an apparent fraud by the borrower and its principals. This additional provision reduced net income by $2.2 million, or $0.30 per diluted share, and resulted in a net loss for the second quarter of 2014. Net income, adjusted for the effect of these events (Adjusted Net Income), was $1.8 million and $3.4 million for the three and six month periods ended June 30, 2014, respectively. Earnings per diluted share, as adjusted, was $0.25 and $0.48 for the same periods. For the three and six month periods ended June 30, 2013 net income was $1.6 million, or $0.25 per diluted share, and $2.9 million, or $0.47 per diluted share, respectively. Adjusted net income and adjusted earnings per diluted share are non-GAAP measures. A reconciliation of these non-GAAP measures to the reported net income or loss and net income or loss per diluted share is included in this release.

Second Quarter Highlights
•
Net interest income was $8.4 million in the second quarter of 2014 compared to $6.9 million in the first quarter of 2014 and $6.1 million in the second quarter of 2013. The net interest margin for each of these periods was 3.89%, 3.56% and 3.42%, respectively.

•
Loans increased $104 million during the second quarter of 2014 with mortgage warehouse loans increasing $78 million and commercial and commercial real estate loans increasing a combined $27 million. The loan to asset ratio increased to 64.5% at June 30, 2014 compared to 50.3% at December 31, 2013.

•
The integration of the former Rumson operations was completed at the end of the first quarter of 2014 and customer retention has been as expected with loans of approximately $134 million and deposits of approximately $179 million at June 30, 2014.

•
Three senior commercial loan officers with significant experience in the Monmouth County and Central New Jersey markets were recently recruited to focus on expanding and increasing our client base in these regions.

Robert F. Mangano, President and Chief Executive Officer, stated “it is important to note that a substantial portion of the loan loss provision in the second quarter was the result of a single isolated incident of apparent fraud perpetrated by one borrower. We intend to vigorously pursue all reasonable avenues of recovery available to us. However, due to the complex nature of this apparent fraud and the ongoing investigation, an estimate of any recovery cannot be determined at this time.”

“Despite the significant additional provision for loan losses, we made significant progress in the second quarter increasing our loan portfolio which, combined with the former Rumson loans, generated a significant increase in net interest income and drove an expansion of our net interest margin. We achieved full integration of the former Rumson operations in a short period of time, which we believe will position us for further growth and improved operating efficiency,” said Mr. Mangano.

Discussion of Financial Results
Net interest income for the quarter ended June 30, 2014 totaled $8.4 million an increase of $1.5 million, or 21%, compared to $6.9 million earned in the first quarter of 2014 and an increase of $2.3 million, or 37%, compared to $6.1 million earned in the second quarter of 2013. The increase was due principally to the increase in loans and the higher yield earned on earning assets.

The provision for loan losses was $4.1 million in the second quarter of 2014 compared to $500,000 in the first quarter of 2014 and $237,000 in the second quarter of 2013. The current quarter’s provision includes $3.7 million of additional provision directly related to the charge-off of the apparent loan fraud noted above.

Non-interest income was $1.3 million in the second quarter of 2014 and declined compared to $1.6 million earned in the first quarter of 2014 due to lower gains from the sale of SBA loans. It also declined compared to $1.4 million earned in the second quarter of 2013 due to lower gains from the sale of residential mortgages.

Non-interest expenses were $6.7 million for the quarter ended June 30, 2014 compared to $7.3 million in the first quarter of this year and $5.2 million in the second quarter of 2013. Non-interest expenses in the first quarter of 2014 included $1.4 million of merger related expenses. The former operations of Rumson were included for the entire second quarter and contributed approximately $658,000 of expenses, compared to $396,000 of expenses (excluding merger related expenses) from the February 7, 2014 date of merger through the end of the first quarter.

At June 30, 2014, the allowance for loan losses was $7.4 million, an increase of $380,000 from December 31, 2013. As a percent of total loans, the allowance was 1.17% at the end of the second quarter of 2014 compared to 1.89% at year-end 2013. The decrease in the allowance as a percentage of total loans was primarily due to the Rumson acquisition accounting, which required the acquired loans to be recorded at their fair value and the elimination of Rumson’s allowance for loan losses of $1.7 million at the date of merger.  The fair value adjustment included a credit risk adjustment discount of $2.8 million, which was comprised of a non-accretive discount of $854,000 and an accretive general credit discount of $2.0 million. At June 30, 2014, the total credit risk adjustment was approximately $2.4 million and was comprised of the non-accretive credit discount of $854,000 and the general credit risk fair value discount of $1.5 million.

Total assets at June 30, 2014 increased to $986 million from $742 million at December 31, 2013 principally due to the acquisition of Rumson and an increase in short-term borrowings from the FHLB of New York, which partially funded the increase in loans during the six month period. Total portfolio loans at June 30, 2014 were $635 million, up $262 million from $373 million at December 31, 2013, and included $134 million of Rumson loans. During the second quarter of 2014, total portfolio loans increased $104 million, or by approximately 20%. Total investment securities at June 30, 2014 were $266 million compared to $252 million at December 31, 2013. Total deposits at June 30, 2014 were $820 million compared to $639 million at December 31, 2013 and increased principally due to the Rumson deposits of $179 million.

Regulatory capital ratios continue to reflect a strong capital position. The Company’s total risk-based capital, Tier I capital, and Leverage ratios were 11.83%, 10.90%, and 9.14%, respectively, at June 30, 2014.

Asset Quality
Excluding the $3.7 million charge-off due to the apparent loan fraud, net charge-offs during the second quarter of 2014 would have been $56,000. Non-accrual loans increased moderately to $8.3 million from $7.5 million at March 31, 2014. The allowance for loan losses was 89% of non-accrual loans at June 30, 2014.

The acquired Rumson loans are performing as expected. Overall, we observed improving trends in loan quality with loans internally rated special mention and substandard declining during the first two quarters of the year.

Additional Information Regarding the Significant Loan Charge-off
In May of 2013, 1st Constitution Bank (the “Bank”) entered into a loan participation agreement with a lead lender and another bank to provide financing to Projuban, LLC d/b/a G3K Displays (the “Borrower”). The loan is secured by a first security interest in the Borrower’s accounts receivable, inventory, equipment and fixtures, and is further secured by the continuing guarantees of the Borrower’s principals.

As previously disclosed in the Company’s Current Report on Form 8-K dated June 20, 2014 (the “Current Report”), the Bank, together with the lending group to the Borrower, commenced a review and investigation of the matter, which included the engagement of forensic accountants. This review and investigation revealed that the principals of the Borrower made fraudulent misrepresentations about the collateral securing the loan and the overall financial condition of the Borrower. The loan was current in payments prior to the initial discovery of the apparent fraud. As reported in the Current Report, management determined that the Borrower’s financial capacity to repay the remaining balance of the loan was unlikely due to the fraud and the Borrower’s cessation of operations, and that substantial doubt existed regarding future repayment of the loan. Accordingly, the Bank recorded a provision for loan losses and a corresponding charge-off of the entire balance of the loan in the amount of $3.7 million in the second quarter of 2014.

About 1st Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Oceanport and Asbury Park, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President &
	(609) 655-4500	Chief Financial Officer
(609) 655-4500

1st Constitution Bancorp
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands, except per share amounts)	2014	2013	2014	2013
Income Statement Data:
Interest income	$9,564	$7,182	$17,560	$14,654
Interest expense	1,186	1,061	2,285	2,209
Net interest income	8,378	6,121	15,275	12,445
Provision for loan losses	4,100	237	4,600	237
Net interest income after provision for loan losses	4,278	5,884	10,675	12,208
Non-interest income	1,260	1,448	2,897	3,056
Non-interest expenses	6,706	5,162	14,052	11,245
Income before income taxes	(1,168)	2,170	(480)	4,019
Income tax expense	(728)	613	(682)	1,137
Net income	$(440)	$1,557	$202	$2,882

Per Common Share Data: (1)
Earnings per common share - Basic	$(0.06)	$0.26	$0.03	$0.48
Earnings per common share - Diluted	(0.06)	0.25	0.03	0.47
Tangible book value per common share at the period-end			9.61	10.05
Average common shares outstanding:
Basic	7,065,458	5,992,743	6,911,972	5,944,633
Diluted	7,065,458	6,143,610	7,032,265	6,093,131

Performance Ratios / Data:
Return on average assets	-0.18%	0.77%	0.04%	0.71%
Return on average equity	-2.15%	9.40%	0.52%	8.81%
Net interest income (tax-equivalent basis) (2)	$8,640	$6,383	$15,836	$12,953
Net interest margin (tax-equivalent basis) (3)	3.89%	3.42%	3.73%	3.46%
Efficiency ratio (4)	67.5%	65.9%	75.0%	70.2%

			June 30,	December 31,
			2014	2013
Balance Sheet Data:
Total Assets			$985,970	$742,325
Investment Securities			266,197	252,016
Loans			635,460	373,336
Loans held for sale			9,877	10,924
Allowance for loan losses			(7,418)	(7,039)
Goodwill and other intangible assets			13,615	4,889
Deposits			819,867	638,552
Shareholders' Equity			81,674	68,358

Asset Quality Data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			8,311	6,322
OREO property			1,860	2,136
Other repossessed assets			66	-
Total non-performing assets			$10,237	$8,458

Net charge-offs			$(4,220)	$(1,189)
Allowance for loan losses to total loans			1.17%	1.89%
Non-performing loans to total loans			1.31%	1.69%
Non-performing assets to total assets			1.04%	1.14%

Capital Ratios:
1st Constitution Bancorp
Tier 1 leverage ratio			9.14%	10.89%
Tier 1 capital to risk weighted assets			10.90%	18.04%
Total capital to risk weighted assets			11.83%	19.29%
1st Constitution Bank
Tier 1 leverage ratio			8.90%	10.59%
Tier 1 capital to risk weighted assets			10.61%	17.55%
Total capital to risk weighted assets			11.54%	18.80%

(1)	Includes the effect of the 5% stock dividend paid January 31, 2013.
(2)
The tax equivalent adjustment was computed using a Federal tax rate of 34% and was $262,000 and $262,000 for the three month period ended  June 30, 2014 and 2013, respectively and was $561,000 and $508,000 for the six month period ended June 30, 2014 and  2013, respectively.

(3)	Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

	1st Constitution Bancorp
	Average Balance Sheets with Resultant Interest and Rates
	(unaudited)

	Six months ended June 30, 2014			Six months ended June 30, 2013
(yields on a tax-equivalent basis)	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield

Assets
Federal Funds Sold/Short Term Investments	$81,499,665	$100,708	0.25%	$108,464,994	$139,342	0.26%
Investment Securities :
Taxable	182,440,056	2,180,745	2.39%	155,253,462	1,838,797	2.39%
Tax-exempt	85,521,465	1,731,201	4.05%	65,948,918	1,566,576	4.79%
Total	267,961,521	3,911,946	2.92%	221,202,380	3,405,373	3.10%

Loan Portfolio:
Construction	67,764,651	2,382,936	7.09%	42,304,486	1,295,504	6.18%
Residential real estate	42,370,454	838,609	3.99%	11,033,073	288,311	5.27%
Home Equity	21,419,673	565,208	5.32%	9,115,975	248,644	5.50%
Commercial and commercial real estate	253,561,642	7,473,017	5.94%	141,990,388	5,078,830	7.21%
Mortgage warehouse lines	100,277,323	2,332,888	4.69%	175,027,892	4,074,237	4.69%
Installment	271,935	8,198	6.08%	247,069	8,070	6.59%
All Other Loans	20,382,878	507,842	5.02%	44,819,859	623,858	2.81%
Total	506,048,556	14,108,698	5.62%	424,538,742	11,617,453	5.52%

Total Interest-Earning Assets	855,509,742	18,121,352	4.27%	754,206,116	15,162,168	4.05%

Allowance for Loan Losses	(7,549,774)			(6,789,347)
Cash and Due From Bank	16,411,917			22,409,931
Other Assets	56,382,830			51,299,291
Total Assets	$920,754,715			$821,125,991

Liabilities and Shareholders' Equity :
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$273,839,435	$447,610	0.33%	$228,737,438	$401,594	0.35%
Savings Accounts	201,985,023	449,518	0.45%	205,378,084	457,986	0.45%
Certificates of Deposit	168,364,496	973,964	1.17%	141,510,623	966,354	1.38%
Other Borrowed Funds	19,146,190	243,417	2.56%	10,574,309	207,527	3.96%
Trust Preferred Securities	18,557,000	170,780	1.83%	18,557,000	175,644	1.88%
Total Interest-Bearing Liabilities	681,892,144	2,285,289	0.68%	604,757,454	2,209,105	0.74%

Net Interest Spread			3.59%			3.31%

Demand Deposits	152,619,014			140,566,574
Other Liabilities	7,292,269			9,826,621
Total Liabilities	841,803,427			755,150,649
Shareholders' Equity	78,951,288			65,975,341
Total Liabilities and Shareholders' Equity	$920,754,715			$821,125,990

Net Interest Margin		$15,836,063	3.73%		$12,953,063	3.46%

	1st Constitution Bancorp
	Reconciliation of Non-GAAP Measures (1)
	(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Adjusted Net Income

Net Income (Loss)	(439,926)	1,557,030	201,786	2,882,348

Adjustments

Provision for Loan losses	3,656,000	0	3,656,000	0

Merger-related Expenses	108,730	0	1,532,153	0

Income Tax Effect of Adjustments (2)	(1,503,934)	0	(2,030,818)	0

Adjusted Net Income (Loss)	1,820,870	1,557,030	3,359,121	2,882,348

Adjusted Net Income (Loss) per Diluted Share

Adjusted Net Income	1,820,870	1,557,030	3,359,121	2,882,348

Diluted Shares Outstanding (3)	7,180,127	6,143,610	7,032,265	6,093,131

Adjusted Net Income (Loss) per Diluted Share	$0.25	$0.25	$0.48	$0.47

(1)
The Company used the non-GAAP financial measures, adjusted net income (loss) and adjusted net income (loss) per diluted share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger related expenses incurred in the merger with Rumson Fair Haven Bank and Trust Company and the large provision for loan losses recorded as a result of the apparent fraud by a borrower and its principals. These non-GAAP financial measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP results.

(2)	Tax effected at an income tax rate of 39.94%, less the impact of non-deductible merger expenses.

(3)
The adjustments to the reported loss for the three month period ended June 30, 2014 result in adjusted net income. Accordingly, diluted shares outstanding include the dilutive share equivalents for purposes of computing adjusted net income per diluted share.